Exhibit 99.1
The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2006 and 2005 and unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 give effect to the sale of Infergen, which was consummated on January 14, 2008. The pro forma condensed consolidated financial information should be read in conjunction with the Company’s historical financial statements and related notes thereto contained in its combined Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
The results of operations for Infergen were classified as discontinued operations in the unaudited consolidated financial statements and notes in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, there are no pro forma adjustments to continuing operations necessary to reflect the Company’s sale of Infergen for the nine-month period ended September 30, 2007, and thus the Company has not presented the September 30, 2007 statements of operations herein.
The Company acquired the rights to Infergen on December 30, 2005. Accordingly, there are no pro forma adjustments to continuing operations required for the results of operations for the year ended December 31, 2004. The only pro forma adjustment to continuing operations for the year ended December 31, 2005 is to remove the acquired in-process research and development charge of $47,200,000 recorded in 2005.
The unaudited pro forma condensed consolidated balance sheet contained herein contains estimates based on presently available information and certain assumptions that the Company believes are reasonable. The actual amounts could differ from these estimates. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved by the Company had the sale of Infergen been completed as of the dates indicated, or of the financial position that may be obtained by the Company in the future. In addition, the unaudited pro forma condensed consolidated balance sheet does not reflect changes that may occur as a result of activities subsequent to the disposition described above.

Pro Forma Condensed Statement of Operations

	Year Ended December 31,				Year Ended December 31,
(in thousands)	2006	2006		2006	2005	2005		2005
	(as reported)	(adjustments)		(as adjusted)	(as reported)	(adjustments)		(as adjusted)
Revenues:
Product sales	$825,996	$(42,716	)(1)	$783,280	$732,240	$—		$732,240
Ribavirin royalties	81,242	—		81,242	91,646	—		91,646

Total revenues	907,238	(42,716)		864,522	823,886	—		823,886

Costs and expenses:
Cost of goods sold (excluding amortization)	256,980	(18,838	)(1)	238,142	222,358	—		222,358
Selling expenses	264,834	(20,077	)(1)	244,757	232,316	—		232,316
General and administrative expenses	117,172	(1,315	)(1)	115,857	108,252	—		108,252
Research and development costs	109,618	(4,176	)(1)	105,442	114,100	—		114,100
Acquired in-process research and development	—	—		—	173,599	(47,200	)(1)	126,399
Gain on litigation settlements	(51,550)	—		(51,550)	—	—		—
Restructuring charges and asset impairment	138,181	—		138,181	1,253	—		1,253
Amortization expense	71,876	(6,600	)(1)	65,276	68,832	—		68,832

Total costs and expenses	907,111	(51,006)		856,105	920,710	(47,200)		873,510

Income (loss) from operations	127	8,290		8,417	(96,824)	47,200		(49,624)
Other income (loss), net, including translation and exchange	1,152	—		1,152	(6,358)	—		(6,358)
Interest income	12,610	—		12,610	13,169	—		13,169
Interest expense	(43,726)	—		(43,726)	(40,326)	—		(40,326)

Income (loss) from continuing operations before income taxes and minority interest	(29,837)	8,290		(21,547)	(130,339)	47,200		(83,139)
Provision (benefit) for income taxes	34,219	45		34,264	55,151	—		55,151
Minority interest, net	3	—		3	287	—		287

Income (loss) from continuing operations	$(64,059)	$8,245		$(55,814)	$(185,777)	$47,200		$(138,577)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.69)	$0.09		$(0.60)	$(2.03)	$0.52		$(1.51)

Shares used in per share computations	93,251			93,251	91,696			91,696

(1)	To eliminate the operations directly related to the Infergen product rights.

Pro Forma Condensed Balance Sheet
(in thousands)

	September 30,			September 30,
	2007			2007
	(unaudited)	(adjustments)		(adjusted)
				(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$354,996	$70,800	(3)	$425,796
Accounts receivable, net	200,742	17,900	(3)	218,642
Inventories, net	117,105	—		117,105
Assets held for sale and assets of discontinued operations	65,395	(65,395	)(2)	—
Other current assets	43,590	—		43,590

Total current assets	781,828	23,305		805,133
Property, plant and equipment, net	110,591	—		110,591
Other non-current assets	603,992	—		603,992

Total non-current assets	714,583	—		714,583

	$1,496,411	$23,305		$1,519,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$39,476	—		$39,476
Accrued liabilities	142,009	12,600	(2)	154,609
Other current liabilities	15,646	—		15,646

Total current liabilities	197,131	12,600		209,731
Long-term debt, less current portion	780,318	—		780,318
Other non-current liabilities	83,101	—		83,101

Total non-current liabilities	863,419	—		863,419

Total liabilities	1,060,550	12,600		1,073,150

Stockholders’ Equity:
Accumulated deficit	(837,029)	10,705	(4)	(826,324)
Other stockholders equity	1,272,890	—		1,272,890

Total stockholders’ equity	435,861	10,705		446,566

	$1,496,411	$23,305		$1,519,716

(2)	To eliminate the assets of the Infergen product rights that have been sold and to record certain liabilities related to this transaction.

(3)	To reflect the receipt of cash proceeds of $70.8 million at closing and $17.9 million, representing notes receivable proceeds of $20.5 million less $2.6 million for imputed interest and potential off-set amounts.

(4)	To reflect net gain on sale as if sale was closed on pro forma balance sheet date.